UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2011 (April 1, 2011)

Toys “R” Us, Inc.

(Exact name of Registrant as Specified in Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer
Incorporation or Organization)		Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

                             (973) 617-3500

(Registrant’s telephone number, including area code)

                                       Not Applicable

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment

of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of a Director. Effective as of April 1, 2011, John Pfeffer resigned as a member of the Board of Directors (the “Board”) of Toys “R” Us, Inc. (the “Company”). Mr. Pfeffer was a Board designee of an affiliate of Kohlberg, Kravis, Roberts & Co. (“KKR”). His resignation coincided with his departure from KKR as he intends to pursue entrepreneurial endeavors. The resignation of Mr. Pfeffer did not involve any disagreement with the Company.

(c) On April 4, 2011, the Company entered into an agreement (the “Agreement”) to hire Neil B. Friedman as Executive Vice President – President, Toys “R” Us, U.S. of the Company, beginning April 4, 2011.

Mr. Friedman, 63, served as President, Mattel Brands at Mattel, Inc. (“Mattel”) from 2005 to March 2011. Prior to that, from 1999-2005, Mr. Friedman served as President, Fisher-Price Brands at Mattel.

Mr. Friedman’s initial employment term with the Company under the Agreement ends on the first anniversary of his hire date of April 4, 2011. The Agreement provides for automatic one-year renewals following the initial term, unless either party provides the other party with written notice of non-renewal at least sixty days prior to the next renewal date.

The Agreement provides for a base salary of $1,000,000 per year (which may be increased at the Board’s discretion) plus participation in the Company’s welfare benefit plans and retirement plans on the same basis as those benefits are generally made available to other senior executives of the Company. Mr. Friedman is also eligible to earn an annual bonus award of up to 110% of his base salary (which amount may be increased at the Board’s discretion in accordance with the Company’s incentive plan in the event the Company’s performance exceeds certain performance targets established by the Board) (the “Annual Bonus”), which bonus is payable upon achievement of certain performance targets established by the Board and pursuant to the terms of the Company’s incentive plan. The Agreement provides that Mr. Friedman’s bonus for the 2011 fiscal year will be pro rated based upon the number of days he is employed during the fiscal year. Mr. Friedman will be eligible to participate in the Toys “R” Us, Inc. 2010 Incentive Plan.

The employment term under the Agreement may be terminated by either party at any time and for any reason provided that Mr. Friedman will be required to give the Company at least 60 days advance written notice if he resigns from the Company without “Good Reason” (which includes the Company’s failure to pay an undisputed amount due under the Agreement, a substantial reduction in his targeted compensation level or if the Company elects not to renew the Agreement upon expiration of the applicable term period; all as further described in the Agreement).

Under the Agreement, if Mr. Friedman’s employment is terminated for “Cause” (which includes a willful failure to perform a material portion of his duties, conviction of felony involving moral turpitude, violation of his fiduciary duties to the Company and such other actions as described in the Agreement) or by him without “Good Reason”, Mr. Friedman would be entitled to receive: (i) a lump sum payment of his base salary that is earned but unpaid as of the termination date, (ii) a lump sum payment of his annual bonus for the immediately preceding fiscal year that was earned but unpaid as of the date of termination, (iii) reimbursement for unreimbursed business expenses and (iv) such employee benefits, if any, as to which he may be entitled under the employee benefit plans of the Company (the amounts described in (i)-(iv) above shall be collectively referred to as the “Accrued Rights”). If Mr. Friedman’s employment is terminated by the Company without “Cause”, or if Mr. Friedman terminates his employment for “Good Reason”, Mr. Friedman would be entitled to receive: (i) the Accrued Rights (ii) a pro-rated portion of his annual bonus through the date of termination that would have been payable absent such termination with respect to the fiscal year in which the date of termination occurs, and (iii) in exchange for a release of claims against the Company and its affiliates, payment of an aggregate amount equal to two (2) times the sum of (x) the base salary as in effect immediately prior to the date Mr. Friedman’s employment is terminated and (y) the target Annual Bonus amount for the fiscal year in which his employment was terminated. Further, the Company will be obligated to provide for the continuation of medical, dental and life insurance benefits to Mr. Friedman under the Company’s benefit plans until the earlier of twenty four (24) months from the date of termination or the date Mr. Friedman is eligible to receive such benefits from a subsequent employer, to the extent permitted under the terms of such plans. Upon termination of his employment due to his “death” or “disability”, Mr. Friedman would be entitled to receive: (i) the Accrued Rights and (ii) a pro-rated portion of his annual bonus through the date of termination that would have been payable absent such termination of employment with respect to the fiscal year in which the date of termination occurs.

The Agreement provides that Mr. Friedman will be subject to a covenant not to compete and a covenant not to solicit employees, consultants, suppliers or service providers at all times while employed and for a two-year period following termination of employment and a covenant not to disclose confidential information during the employment term and at all times thereafter.

Signature

Pursuant to the requirements of the Securities Exchange Act of l934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Toys “R” Us, Inc.
(Registrant)

Date: April 5, 2011	By:	/s/ F. Clay Creasey, Jr.
	Name:	F. Clay Creasey, Jr.
	Title:	Executive Vice President –
Chief Financial Officer

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